Exhibit 10.2

FRANKLIN RESOURCES, INC.
2002 UNIVERSAL STOCK INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK AWARD

Name:
Address:

In accordance with the Franklin Resources, Inc. 2002 Universal Stock Incentive Plan (the “2002 Plan”), as an incentive for increased efforts and successful achievements, Franklin Resources, Inc. (the “Company”), has awarded Participant shares of common stock of the Company subject to the terms and conditions of the accompanying Restricted Stock Award Agreement (the “Award Agreement”), this Notice of Restricted Stock Award (the “Notice of Award” and together with the Award Agreement, the “Award”) and the 2002 Plan, as follows:

Award Number
Award Date
Total Number of Shares (the “Shares”) Awarded

Subject to Participant’s Continuous Status as an Employee (as defined in the 2002 Plan) of the Company or any of its Subsidiaries (as defined in the 2002 Plan) and other limitations set forth in the Award and the 2002 Plan, the Shares shall vest in accordance with the following schedule:
Vesting Schedule                Number of Shares

[Vesting schedule terms subject to approval of the Compensation Committee of the Board of Directors of the Company.]

Participant acknowledges and agrees that the Shares subject to this Award shall vest only by Participant’s Continuous Status as an Employee and that such status is at the will of the Company or the applicable Subsidiary (not through the act of being hired, being granted this Award or acquiring Shares hereunder). Participant further acknowledges and agrees that nothing in this Award nor in the 2002 Plan, which is incorporated herein by this reference, affects the Company’s, or a Subsidiary’s, right to terminate, or to change the terms of, Participant’s employment at any time, with or without cause.
Participant acknowledges that, from time to time, the Company may be in a “Blackout Period” and/or subject to applicable securities laws that could subject Participant to liability for engaging in any transaction involving the sale of the Company’s shares. Participant further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is Participant’s responsibility to determine whether or not such sale of Shares will subject Participant to liability under insider trading rules or other applicable securities laws.
Participant hereby: (i) consents to access the 2002 Plan prospectus in connection with the Form S-8 registration statement for the 2002 Plan, any updates thereto, the 2002 Plan, the Award Agreement and this Notice of Award (collectively, the “2002 Plan Documents”) in electronic form either through Connected on the Company’s Intranet or another form of electronic communication (e.g. e-mail); (ii) represents that Participant has access to the Company’s Intranet and the Internet; (iii) acknowledges receipt of electronic copies, or that Participant is already in possession of paper copies, of the 2002 Plan Documents and the Company’s most recent annual report to stockholders; and (iv) acknowledges that Participant is familiar with and has accepted the Award subject to the terms and provisions of the 2002 Plan Documents.

1

Participant may receive, without charge, upon written or oral request, paper copies of any or all of the 2002 Plan Documents, documents incorporated by reference in the Form S-8 registration statement for the 2002 Plan, and the Company’s most recent annual report to stockholders by requesting them from Stock Administration at the Company, One Franklin Parkway, San Mateo, CA 94403-1906. Telephone (650) 312-2000. Participant may also withdraw Participant’s consent to receive any or all documents electronically by notifying Stock Administration at the above address in writing.
By accepting the Award, whether in electronic form or otherwise, Participant agrees that the Award is granted under and governed by the terms and conditions of the 2002 Plan, this Notice of Award and the Award Agreement.

2

FRANKLIN RESOURCES, INC.
2002 UNIVERSAL STOCK INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement, together with any Appendix(es) attached hereto (hereinafter, collectively, the “Agreement”), is made as of the Award Date set forth in the Notice of Restricted Stock Award (the “Notice of Award”) between Franklin Resources, Inc. (the “Company”) and the Participant named therein (“Participant”).

WITNESSETH:

WHEREAS, the Board of Directors and stockholders of the Company have adopted the Franklin Resources, Inc. 2002 Universal Stock Incentive Plan (the “2002 Plan”), authorizing the grant of common stock of the Company (“Stock”) to eligible individuals as an incentive in connection with the performance of services for the Company and its Subsidiaries, as defined in the 2002 Plan, which is incorporated herein by this reference (capitalized terms used but not defined in this Agreement have the same meaning as set forth in the 2002 Plan or the Notice of Award, as applicable); and

WHEREAS, the Company recognizes the efforts of Participant on behalf of the Company and its Subsidiaries and desires to motivate Participant in Participant’s work and provide an inducement to remain in the service of the Company and its Subsidiaries; and

WHEREAS, the Company has determined that it would be to the advantage and in the interest of the Company and its stockholders to award the Stock provided for in this Agreement and the Notice of Award to Participant, subject to certain restrictions, as an incentive for increased efforts and successful achievements;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.    Restricted Stock Award. The Company is issuing to Participant shares of Stock as set forth in the Notice of Award, subject to the rights of and limitations on Participant as owner thereof as set forth in this Agreement. Such shares are being issued in book entry form and maintained on the books of Computershare, the Company’s transfer agent, or any successor thereto. All shares of Stock issued hereunder shall be deemed issued to Participant as fully paid and non-assessable shares, and, subject to the restrictions set forth in the 2002 Plan and this Agreement, Participant shall have all rights of a stockholder with respect thereto, including the right to vote, to receive dividends (including stock dividends), to participate in stock splits or other recapitalizations, and to exchange such shares in a tender offer, merger, consolidation or other reorganization. The Company shall pay any applicable stock transfer taxes. Participant hereby acknowledges that Participant is acquiring the Stock issued hereunder for investment and not with a view to the distribution thereof, and that Participant does not intend to subdivide Participant’s interest in the Stock with any other person.

2.Transfer Restriction.

(a)    No Stock issued to Participant hereunder shall be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of by Participant prior to the date on which it becomes vested under paragraph 3, except by will or the laws of descent and distribution. This paragraph shall not preclude Participant from exchanging the Stock awarded hereunder pursuant to a cash or stock tender offer, merger, reorganization or consolidation. Notwithstanding the foregoing, any securities (including stock dividends and stock splits) received with respect to shares of Stock which are not yet vested under paragraph 3 shall be subject to the provisions of this Agreement in the same manner and shall become fully vested at the same time as the Stock with respect to which such additional securities were issued.

(b)    Participant acknowledges that, from time to time, the Company may be in a “Blackout Period” and/or subject to applicable securities laws that could subject Participant to liability for engaging in any transaction involving the sale of Stock. Participant further acknowledges and agrees that, prior to the sale of any Stock acquired under this Award, it is Participant’s responsibility to determine whether or not such sale of Stock will subject Participant to liability under insider trading rules or other applicable securities laws.

3.    Vesting.

(a)    Participant’s interest in the Stock awarded under paragraph 1 shall become vested and nonforfeitable in accordance with the Vesting Schedule in the Notice of Award so long as Participant maintains a Continuous Status as an Employee. Upon vesting, the Company shall, within thirty (30) days of such vesting, deliver to Participant the certificates evidencing the nonforfeitable shares (free of restrictive legends on such stock certificates), provided the withholding requirements of paragraph 4 have been satisfied. Alternatively, provided the withholding requirements of paragraph 4 have been satisfied, the Committee may permit or require that such nonforfeitable shares of Stock (free of the restrictive notations on shares of Stock issued in book-entry form) be deposited directly with a brokerage firm or transfer agent determined acceptable to the Company for such purpose or to a designated agent of the Company, and the Committee may utilize electronic or automated methods of share transfer.

(b)    If Participant ceases to maintain a Continuous Status as an Employee for any reason other than death or disability (as described in subparagraph (c)), all shares of Stock to the extent not yet vested under subparagraph (a) on the date Participant ceases to maintain a Continuous Status as an Employee shall be forfeited by Participant without payment of any consideration to Participant therefor. Any shares of Stock so forfeited shall be canceled and returned to the status of authorized but unissued shares, to be held for future distributions under the Company’s 2002 Plan.

(c)    If Participant dies or in the event of termination of Participant’s Continuous Status as an Employee as a result of disability (as determined by an executive officer of the Company in accordance with the policies of the Company) while an employee of the Company or any of its Subsidiaries, Participant’s interest in all shares of Stock awarded hereunder shall become fully vested and nonforfeitable as of the date of death or termination of employment on account of such disability.  Unless changed by the Board, “disability” means that Participant ceases to be an employee on account of disability as a result of which Participant is determined to be disabled by the determining authority under the long-term or total permanent disability policy, or government social security or other similar benefit program, of the country or location in which Participant is employed and in the absence of such determining authority, as determined by the Board in accordance with the policies of the Company.

4.    Withholding of Taxes.

(a)General. Participant is ultimately liable and responsible for all taxes owed by Participant in connection with the Stock awarded, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with the Stock awarded. Neither the Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Stock awarded or the subsequent sale of any of the Stock. The Company and its Subsidiaries do not commit and are under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.

(b)Payment of Withholding Taxes. Prior to any event in connection with the Stock awarded (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state or local taxes or any applicable foreign taxes and including any employment tax obligation (the “Tax Withholding Obligation”), Participant must agree to the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company, including by means of one of the following methods:

(i)By Share Withholding. Unless the Company permits Participant to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, Participant authorizes the Company (in the exercise of its sole discretion) to withhold from those unrestricted shares of Stock to be delivered to Participant upon vesting under paragraph 3 above the whole number of shares sufficient to satisfy the Tax Withholding Obligation, provided that the Company shall withhold only the amount of shares necessary to satisfy the minimum applicable Tax Withholding Obligation. Share withholding will result in the delivery of a lower number of unrestricted shares of Stock to Participant. Share withholding will generally be used to satisfy the tax liability of individuals subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

(ii)By Sale of Shares. Unless the Company permits Participant to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, and provided that the terms of this clause (ii) do not violate Section 13(k) of the Securities Exchange Act of 1934, as amended, Participant’s acceptance of the Stock awarded constitutes Participant’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those unrestricted shares of Stock to be delivered to Participant upon vesting under paragraph 3 above as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the applicable Tax Withholding Obligation. Such shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable. Participant will be responsible for all brokers’ fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Tax Withholding Obligation, the Company agrees to pay such excess in cash to Participant. Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Tax Withholding Obligation. Accordingly, Participant agrees to pay to the Company or any of its Subsidiaries as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of shares described above.

(iii)By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of days as determined by the Committee or its designee) before any Tax Withholding Obligation arises (e.g., a vesting date), Participant may request permission to satisfy the Tax Withholding Obligation by check, wire transfer or other means, by submitting such request, in writing, to the Company. Alternatively, the Company may require that Participant satisfy any Tax Withholding Obligation in any such manner. If the Company approves Participant’s request, or so requires, within five (5) business days of the vesting date (or such fewer number of days as determined by the Committee or its designee) Participant must deliver to the Company the amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Committee or its designee.

5.    Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Nothing contained in the 2002 Plan, the Notice of Award or this Agreement shall be interpreted as imposing any liability on the Company or the Committee in favor of Participant or any purchaser or other transferee of Stock with respect to any loss, cost or expense which such Participant, purchaser or other transferee may incur in connection with, or arising out of any transaction involving, any Stock subject to the 2002 Plan, the Notice of Award or this Agreement.

6.    Integration. The terms of the 2002 Plan, the Notice of Award and this Agreement are intended by the Company and Participant to be the final expression of their agreement with respect to the shares of Stock and may not be contradicted by evidence of any prior or contemporaneous agreement. The Company and Participant further intend that the 2002 Plan, the Notice of Award and this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any arbitration, judicial, administrative or other legal proceeding involving the 2002 Plan, the Notice of Award or this Agreement. Accordingly, the 2002 Plan, the Notice of Award and this Agreement contain the entire understanding between the parties and supersede all prior oral, written and implied agreements, understandings, commitments and practices among the parties.

7.    Waivers. Any failure to enforce any terms or conditions of the 2002 Plan, the Notice of Award or this Agreement by the Company or by Participant shall not be deemed a waiver of that term or condition, nor shall any waiver or relinquishment of any right or power for all or any other times.

8.    Severability of Provisions. If any provision of the 2002 Plan, the Notice of Award or this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision thereof; and the 2002 Plan, the Notice of Award and this Agreement shall be construed and enforced as if none of them included such provision.

9.    Committee Decisions Conclusive. All decisions of the Committee arising under the 2002 Plan, the Notice of Award or this Agreement shall be conclusive.

10.    Mandatory Direct Discussion, Mediation, and Arbitration. To the extent permitted by law, any claim, disagreement, or dispute arising out of or relating to the 2002 Plan, the Notice of Award, and/or this Agreement, including the meaning or interpretation thereof (a “Dispute”), shall be resolved solely and exclusively by direct discussion and mandatory mediation followed, if necessary, by final and binding arbitration in accordance with the terms and procedures specified in this Section 10. These terms and procedures apply solely to the resolution of a Dispute as defined in this Agreement. Any other claim, issue, or complaint raised by an employee who is subject to the Franklin Templeton Investments’ Alternative Dispute Resolution Policy and Agreement (the “ADR Agreement”), which claims, issues or complaints are not covered by this Agreement will be resolved according to the terms and procedures of the ADR Agreement. With regard to any Dispute as defined in this Agreement, if there is a difference between the terms or procedures defined in the ADR Agreement, and the terms and procedures defined in this Agreement, this Agreement’s terms and procedures shall control. The Participant and the Company specifically agree to waive the right to pursue any Dispute before a court or jury.
(a)    Direct Discussion. Upon written notice of any Dispute, the Participant and the Company (each referred to as a “party” and together as the “parties”) shall first attempt to resolve the Dispute by direct discussion.

(b)    Mediation. If a Dispute is not resolved by direct discussion then either party may request mediation of the Dispute by sending a written notice requesting mediation to the other party. The parties will mutually agree to the selection of a mediator, whose compensation will be borne by the Company.

(c)Arbitration. If a Dispute is not resolved by direct discussion and mandatory mediation, then either party may request final and binding arbitration of the Dispute by sending a written notice requesting arbitration to the other party. The claim or dispute will be heard by a single arbitrator unless, within 45 days of receiving the initial written demand for arbitration, either the Participant or the Company elects by written notice to the other party for the arbitration to be heard by a panel of three arbitrators. If a single arbitrator is used, the parties will mutually agree to the selection of the arbitrator. If either the Participant or the Company elects for the arbitration to be heard by a panel of three arbitrators, the Participant and the Company will each select one arbitrator, and the arbitrators selected by the Participant and the Company will, within a reasonable period of time, then appoint a third arbitrator to serve as chair of the panel.

The arbitration will be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the AAA as amended and effective November 1, 2009 (the “AAA Rules”) but without necessarily retaining AAA or any other third party to administer the arbitration. The parties will determine whether a third party administration service is necessary and, if necessary, agree to a mutually acceptable arbitration administration service, whether AAA or otherwise, within 45 days of receipt of the initial written demand for arbitration. The location for the arbitration shall be in the county or comparable jurisdiction of Participant’s employment. Judgment on the award rendered may be entered in any court having jurisdiction.

The Company will pay all of the costs of arbitration that are attributable to the employer pursuant to the AAA Rules, unless applicable law requires the Company to pay a greater share or all of the costs. In addition, if a single arbitrator is used, or if the Company elects for the arbitration to be heard by a panel of three arbitrators, the compensation and expenses of the arbitrator(s) will be paid by the Company. If Participant elects for the arbitration to be heard by a panel of three arbitrators, Participant will be responsible for paying one-half of the arbitrators’ compensation and expenses.

All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding under this paragraph. Neither Participant nor the Company will have the right to participate in a class, representative or collective action, as a class representative, class member or an opt-in party or join or consolidate claims with claims of any other person or entity, with respect to any Dispute. Nothing in this Agreement, however, is intended or understood to limit, contradict, or preclude the rights reserved by law for Participant to initiate any administrative claim, or to excuse Participant from bringing an administrative claim before any agency in order to fulfill Participant’s obligation to exhaust administrative remedies. The provisions of this paragraph are intended by Participant and the Company to be exclusive for all purposes and applicable to any and all Disputes.

Except as otherwise provided in this Agreement, or as otherwise mutually agreed by the parties, the arbitrator(s) will conduct the arbitration pursuant to the AAA Rules, the U.S. Federal Arbitration Act, 9 U.S.C. section 1, et seq., and the U.S. Federal Rules of Evidence. The arbitrator(s) shall have jurisdiction and authority only to award the Participant an amount equal to or less than the amount of the Award challenged in the Dispute, subject to the same terms and conditions as the Notice of Award in Dispute, and shall not have jurisdiction or authority to make any other award of any type, including, without limitation, punitive damages, unforeseeable economic damages, damages for pain, suffering or emotional distress, or any other kind or form of damages. The arbitrator(s) shall not have jurisdiction or authority to grant preliminary or final injunctive relief or specific performance. The remedy, if any, awarded by the arbitrator(s) shall be the sole and exclusive remedy for any Dispute that is subject to arbitration under this paragraph.

11.    Delaware Law. The 2002 Plan, the Notice of Award and this Agreement are governed by, and all Disputes arising under or in connection with the 2002 Plan, the Notice of Award and this Agreement shall be resolved in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules, to the extent not preempted by the federal laws of the United States of America.

12.Country Appendices. If Participant relocates to a country outside the United States: (i) any special terms and conditions that may apply to Restricted Stock Awards granted to Participants in such country under Appendices to this Agreement will apply to Participant; or (ii) if Restricted Stock Awards have not been granted to Employees in such country under this Agreement, any other special terms and conditions will apply to Participant, in each case to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the 2002 Plan, and provided the imposition of the term or condition will not result in any adverse accounting expense with respect to the Restricted Stock Award (unless the Company specifically determines to incur such expense).

13.Forfeiture.

(a)    Forfeiture Pursuant to Restatement of Financial Results. Notwithstanding anything in the Award to the contrary, in the event that (i) the Company issues a restatement of financial results to correct a material error; (ii) the Committee determines, in good faith, that fraud or willful misconduct by the Participant was a significant contributing factor to the need to issue such restatement; and (iii) some or all of the shares of Stock that were granted and/or other property earned prior to such restatement by the Participant would not have been granted and/or earned, as applicable, based upon the restated financial results, the Participant shall immediately return to the Company those shares of Stock, property received with respect to those shares of Stock, including any cash dividends paid with respect to those shares of Stock, any pre-tax income derived from ownership and any gross proceeds from disposition of such Stock and property, that would not have been granted and/or earned based upon the restated financial results (the “Repayment Obligation”), and all such shares of Stock (whether or not vested) shall immediately be forfeited. The Company shall be able to enforce the Repayment Obligation by all legal means available, including, without limitation, by withholding such amount from other sums and property owed by the Company to the Participant.

(b)    Forfeiture Pursuant to Fraud or Breach of Securities Law. Notwithstanding anything in the Award to the contrary, in the event that the Participant:

(i)    is convicted by any court for fraud;

(ii)    is finally adjudicated by any court or is otherwise finally determined by a Regulatory Agency to be in violation of any Securities Law where the violation related to a period of time during which the Participant was an Employee; or

(iii)    enters into a settlement agreement with a Regulatory Agency, with or without admission of any liability, in relation to or in connection with an allegation concerning a violation of any Securities Law by the Participant where the violation or alleged violation related to a period of time during which the Participant was an Employee, and the terms of the settlement agreement result in (x) the Participant making, or being required to make, payment of any penalty or a payment in lieu of any penalty or redress in respect of such violation, or alleged violation; (y) the publication of any statement of reprimand or censure; or (z) the Participant suffering any other penalty including (without limitation) suspension or termination of his status for the purposes of any Securities Law, all of the Participant’s shares of Stock granted pursuant to this Agreement that have not vested shall immediately be forfeited without any payment to the Participant therefor and the Participant will immediately cease to have any further rights over or interest in such shares of Stock.

Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that only a portion of the Participant’s shares of Stock specified by the Committee (or no such shares of Stock) shall be forfeited.

For the purposes of this sub-paragraph (b), the following words shall have the following meanings:

“Regulatory Agency” shall mean in any jurisdiction any department of government, independent agency, authority appointed by statute or by government in connection with the supervision and or enforcement of any Securities Law including, but not limited to, the U.S. Securities and Exchange Commission;

“Securities Law” shall mean any enactment, law, statute, rule, requirement or regulation in any jurisdiction relating to Securities that is or was applicable to the Company or that is or was applicable to the Participant;

“Securities” shall mean any shares, bonds, derivatives or other financial instruments or financial assets or any interest therein.

(c)    Other Repayment/Forfeiture. Any benefits Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar laws, and implementing rules and regulations, of the European Union (as implemented by its member states and by the European Securities and Markets Authority) and of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to Participant.

END OF AGREEMENT